Exhibit 99.1

Baird Medical and ExcelFin Acquisition Corp Announce Strategic Update to Business Combination Terms to Reinforce Long-Term Value Creation Opportunity and Alignment with Shareholders

•     Baird Medical agreed to subject 30% of its shares to be received in the transaction to an earnout at a $12.50 trading price

•     Minimum cash condition of $15 million has been waived, cementing certainty and expediency to our transaction close

•     Upon closing, Baird Medical is expected to trade on Nasdaq under the ticker symbol “BDMD”

Fort Mill, South Carolina – March 12, 2024 – Betters Medical Investment Holdings Limited (“Baird Medical” or the “Company”), a leading microwave ablation (“MWA”) medical device developer and provider in China and the United States, and ExcelFin Acquisition Corp. (“ExcelFin”) (NASDAQ: XFIN), a publicly traded special purpose acquisition company, today announced a strategic update to their previously announced business combination agreement. Baird Medical and ExcelFin believe the revised terms reinforce the long-term value creation opportunity for shareholders.

In December 2021, China’s National Medical Products Administration (“NMPA”) announced that it would no longer apply Class II certifications for medical devices intended for human body insertion, but would subject such devices which include MWA devices, to the more stringent Class III certification, effective immediately. Baird Medical’s Class II certificate expired during March 2023, and its new Class III certificate was approved in July 2023, after Baird Medical spent four years to obtain its Class III certificate. Baird Medical is one of only four entities to hold Class III certificates for MWA devices for thyroids, with other competitors who previously relied on Class II certificates locked out of the market until they upgrade to Class III certificates.

Given the high demand for the Company’s products, and in anticipation of the nationwide transition to Class III licenses, Baird Medical’s distributors and hospitals built up substantial stocks of its needles during 2022. This accumulated inventory was then utilized during 2023, leading to a subsequent decline in sales of the Company’s needles. At the same time, the Company faced administrative delays in re-registering its Class III product, with significant delays in certain provinces causing extended sales pipelines. The combination of these factors, coupled with the prevailing macro environment in China, resulted in Baird Medical recording 2023 revenues 29% below its previously disclosed projections. The updated transaction terms were in part driven by Baird Medical’s lower than expected 2023 results.

To facilitate broader acceptance of its MWA procedure, the Company is in active discussions with local Chinese authorities to include the treatment in a greater number of provincial medical insurance policies. These efforts have resulted in fourteen provinces in China providing partial reimbursement for the procedure as of the end of 2023, up from nine at the end of 2022. Beijing, Shanghai, Hubei, Henan and Shaanxi are the important regional markets that currently include Baird Medical products in their insurance coverage. Furthermore, Baird Medical aims to increase the percentage of the procedure’s expenses eligible for reimbursement under Chinese provincial health insurance schemes. At the same time, the Company is engaged in collaborative initiatives with distributors and medical professionals to educate patients on the necessity of undergoing the procedure at an early stage.

Ms. Haimei Wu, Founder and CEO of Baird Medical, commented, “The updated business combination terms signal our confidence in our positive free cash flow generation capabilities and our ability to resiliently navigate through macro headwinds while generating revenue and profitability growth. Notably, we have agreed to subject 30% of the Baird Medical shares to an earnout, with vesting achieved if the volume-weighted average price is greater than or equal to $12.50 over any 20 trading days within a 30-day trading period, demonstrating our confidence in Baird Medical’s long-term prospects In addition, we have made the strategic decision to waive the previously agreed upon minimum cash condition of $15 million. Today’s announcement is a testament to our commitment to delivering significant upside potential and long-term value for both current ExcelFin shareholders as well as future shareholders of Baird Medical.”

Baird Medical remains optimistic regarding its significant upside potential and long-term value creation. “Baird has completed a series of pilot MWA procedures in the U.S. and is engaged in discussions with six major medical institutions,” Ms. Wu noted. “These include Tulane Medical Center, Weill Cornell Medicine, Stanford Medicine, Johns Hopkins Medicine, NYU School of Medicine, and Columbia University, as well as private clinic doctors. With our proven technology adaptable to a range of indications, our expanded geographical footprint, and a sizable total addressable market, we are optimistic that Baird Medical is well-positioned to deliver long-term sustainable value for shareholders.”

Additional Information and Where to Find It

On June 26, 2023, ExcelFin, Betters Medical, Baird Medical Investment Holdings Limited (“PubCo”), Betters Medical Merger Sub, Inc. (“Merger Sub”) and Tycoon Choice Global Limited (“Tycoon”), entered into a Business Combination Agreement (the “Business Combination Agreement”). In connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”), PubCo has filed with the SEC a registration statement on Form F-4 (Registration No. 333-274114), which includes a proxy statement/prospectus and other relevant documents, which will be both the proxy statement to be distributed to ExcelFin’s stockholders in connection with ExcelFin’s solicitation of proxies for the vote by ExcelFin’s stockholders with respect to the proposed business combination and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities of PubCo to be issued in connection with the business combination. STOCKHOLDERS OF EXCELFIN ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTIONS THAT PUBCO AND EXCELFIN WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES TO THE PROPOSED TRANSACTIONS. Stockholders and investors may obtain free copies of the proxy statement/prospectus and other relevant materials and other documents filed by PubCo and ExcelFin at the SEC’s website at www.sec.gov. Copies of the proxy statement/prospectus and the filings incorporated by reference therein may also be obtained, without charge, on ExcelFin’s website at www.excelfinacquisitioncorp.com or by directing a request to: ExcelFin Acquisition Corp., 100 Kingsley Park Drive, Fort Mill, South Carolina 29715.

Participants in Solicitation

Each of PubCo, ExcelFin and Baird Medical and their respective directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed Transactions. Information regarding ExcelFin’s directors and executive officers, PubCo, Baird Medical and the other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in PubCo registration statement described and other relevant materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of ExcelFin, Baird Medical, PubCo, or Tycoon, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

About Baird Medical

Established in 2012 and headquartered in Guangzhou, China, Baird Medical is a leading microwave ablation (MWA) medical device manufacturer and provider in China and the United States. Baird Medical’s proprietary medical devices are used for the treatment of benign and malignant tumors including thyroid nodules, liver cancer, lung cancer and breast lumps. Baird Medical is the first company to obtain a Class III medical devices registration certificate for MWA medical devices specifically indicated for thyroid nodules in China. For more information, please visit http://baidesz.com/.

About ExcelFin

ExcelFin is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. ExcelFin’s sponsors include Grand Fortune Capital, LLC (“GFC”) and Fin Venture Capital (“Fin”). GFC is an affiliate of an investment group that completed a series of significant M&A transactions and investments in FinTech, TMT and Healthcare. Fin is a private equity firm focused on FinTech software.

Forward-Looking Statements

This press release (including certain of the exhibits hereto) includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or ExcelFin’s, Baird Medical’s or PubCo’s future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “could”, “should”, “expect”, “intend”, “might”, “will”, “estimate”, “anticipate”, “believe”, “budget”, “forecast”, “intend”, “plan”, “potential”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by ExcelFin and its management, and Baird Medical and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. None of PubCo, ExcelFin, or Baird Medical undertakes any duty to update these forward-looking statements.

Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the proposed Transactions, including the risks that (a) the proposed Transactions may not be consummated within the anticipated time period, or at all; (b) ExcelFin may fail to obtain stockholder approval of the proposed business combination; (c) the Parties may fail to secure required regulatory approvals under applicable laws; and (d) other conditions to the consummation of the proposed Transactions under the Business Combination Agreement may not be satisfied; (2) the effects that any termination of the Business Combination Agreement may have on ExcelFin or Baird Medical or their respective business, including the risks that ExcelFin’s share price may decline significantly if the proposed Transactions are not completed; (3) the risk that Baird Medical may not be successful in expanding its business in China or the United States; (4) the effects that the announcement or pendency of the proposed Transactions may have on Baird Medical’s and its business, including the risks that as a result (a) ExcelFin’s business, operating results or stock price may suffer or (b) PubCo’s, ExcelFin’s or Baird Medical’s current plans and operations may be disrupted; (5) the inability to recognize the anticipated benefits of the proposed Transactions; (6) unexpected costs resulting from the proposed Transactions; (7) changes in general economic conditions; (8) regulatory conditions and developments; (9) changes in applicable laws or regulations; (10) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the proposed Transactions and instituted against PubCo, ExcelFin, Baird Medical and others; and (11) other risks and uncertainties indicated from time to time in the registration and proxy statement relating to the proposed Transactions, including those under “Risk Factors” therein, and in ExcelFin’s other filings with the SEC.

The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in ExcelFin’s most recent filings with the SEC and in the registration statement described above filed by PubCo in connection with the proposed Transactions. All subsequent written and oral forward-looking statements concerning ExcelFin, Baird Medical, PubCo or Tycoon, the Transactions described herein or other matters attributable to ExcelFin, Baird Medical, PubCo, Tycoon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of ExcelFin, Baird Medical, PubCo and Tycoon expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Investor Relations

Robin Yang, Partner

ICR, LLC

Phone: +1 (646) 308-1475

Email: BairdMedical.IR@icrinc.com

Public Relations

Brad Burgess, Senior Vice President

ICR, LLC

Phone: +1 (646) 588-0383

Email: BairdMedical.PR@icrinc.com